EXHIBIT 99.1

Harbinger Group Inc. Announces $1.1 Billion in Revenues And Continued
Operational Progress at Operating Subsidiaries for Second Quarter Fiscal
2012

NEW YORK, May 10, 2012

Harbinger Group Inc. ("HGI"; NYSE: HRG) today announced its consolidated results for the Fiscal 2012 second quarter ended April 1, 2012.

—	Consumer Products segment sales increased 8% year on year for the second quarter due to volume growth, retail distribution gains, new products and bolt-on acquisitions.

—
Consumer Products operating income grew 17% and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) grew 9% on higher sales, synergy benefits and cost reduction initiatives; replacement of debt lowers cost of capital.

—
Strong Insurance segment product sales of $573 million and market share gains driven by recently-launched Prosperity EliteSM indexed annuities return Fidelity Guaranty & Life (“FGL”) to a top-ten fixed index annuities (“FIA”) player.

—	Underlying value of Insurance segment reflected in net GAAP book value of $802 million (including accumulated other comprehensive income (“AOCI”) of $238 million) as of April 1, 2012.

—
Net loss attributable to HGI common and participating preferred stockholders narrowed to ($3.9 million) or ($0.02) per common share compared to ($62.0 million) or ($0.45) per common share in second quarter of Fiscal 2011.

—	Strong HGI cash and short-term investments position of approximately $470 million supports HGI’s business strategy and growth of existing businesses.

—
The non-cash accretion rate on HGI’s preferred stock reduced from 4% for the second fiscal quarter to 2% commencing in the third fiscal quarter of 2012 due to an increase in HGI’s net asset value as calculated in accordance with the terms of the certificates of designation of HGI’s preferred stock.

Omar Asali, President of HGI said, "The robust revenue growth at HGI operating subsidiaries during the second quarter underscores the value-creation in our business model. Spectrum Brands delivered an 8% sales increase and 9% adjusted EBITDA growth in a quarter that is typically less strong due to the seasonality of its consumer business. Product sales at FGL were up a remarkable 241% year-over-year, as the company regained market share since our acquisition a year ago. We have also continued to grow our financial services vertical through our formation of Salus Capital Partners, our asset-backed lending business, which four months after creation is cash-flow positive and has closed five transactions; an impressive achievement for a start-up. With this level of growth and our strong management team, I am confident that HGI is well-positioned to capitalize on opportunities in the marketplace as they develop.”

HGI's consolidated revenues for its second quarter of Fiscal 2012 were $1.11 billion, compared to $694 million for the same period in 2011. Consumer Products revenues of $746 million were up 8% from $694 million in the same period last year. The Insurance segment, acquired in April of last year, contributed $359 million to HGI’s revenues in the Fiscal 2012 second quarter.

Consumer Products operating income increased to $55 million in the second quarter from $47 million in the same period of Fiscal 2011 representing a year on year increase of 17% driven primarily by higher sales and efficiency gains. With adjusted EBITDA of $102 million, up 9% year-on-year, Consumer Products recorded its third consecutive record second quarter of adjusted EBITDA.  The consumer batteries, small appliances, pet supplies, electric shaving and grooming products, electric personal care products, and home and garden control products all reported higher revenues in the second quarter, which included $14 million of net sales from the integration of the Black Flag®/TAT® brands and FURminator® acquisitions completed on November 1, 2011 and December 22, 2011, respectively. As a result of increased net sales, gross profit improved to $260 million versus $255 million in the comparable period last year.  Gross profit margins decreased to 35% in the second quarter from 37% a year ago as a result of increased commodity prices, Asian supply chain costs, and changes in product mix. Operating income as a percentage of net sales improved to 7.4% for the quarter versus 6.8% for the same quarter in Fiscal 2011, driven by the net sales increase and a continuation of strong expense controls. Financial flexibility also increased in the second quarter with Consumer Products’ replacement of its 12% PIK notes with 6.75% senior unsecured notes. Adjusted EBITDA is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges and depreciation and amortization expenses - see “Non-U.S. GAAP Measures” and Table 3 for a reconciliation of adjusted EBITDA to the Consumer Product segment’s operating income.

The Insurance segment had operating income of $56 million for the second quarter of Fiscal 2012 compared to $37 million for the first quarter of Fiscal 2012. Income for the period included net realized investment gains from the sale of securities of $36 million during the quarter, net of amortization. The realized gains resulted from sales made to shorten the duration of the Insurance segment’s portfolio and improve its asset/liability matching profile. Adjusted operating income was $14 million (pre-tax) for the second quarter of Fiscal 2012, compared to $24 million (pre-tax) in the first quarter of Fiscal 2012. The $10 million decrease is primarily due to the temporary accounting mismatch related to FIA and a decrease in the net investment spread as a result of an increase in the level of cash held during the quarter ended April 1, 2012, and other one-time items. Adjusted operating income is a non-U.S. GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the FIA embedded derivative liability, and the effects of acquisition-related reinsurance transactions – see “Non-U.S. GAAP Measures” and Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income.

Insurance segment FIA product sales improved substantially during the period to $540 million, compared to $344 million in the first quarter of Fiscal 2012. FIA sales volume in the second quarter was at a five-year high primarily driven by the newly launched Prosperity EliteSM product line. Accordingly, FGL has returned to the top ten market share position for FIA sales.

As of April 1, 2012, the Insurance segment’s investment portfolio had net unrealized gains on a U.S. GAAP basis of $568 million compared to net unrealized gains of $823 million (unaudited) on a statutory basis. FGL continued to defensively position its investment portfolio and strengthen the company’s asset/liability matching profile. Asset repositioning included the sale of longer-dated, lower-rated instruments in favor of higher-rated investments with shorter durations, while also holding higher than normal levels of cash. Statutory unrealized gains differ substantially from U.S. GAAP because the amortized cost of FGL’s invested assets was adjusted to fair value as of the date HGI completed its acquisition of FGL, while it was not adjusted for statutory reporting. The investment portfolio is reported at fair value under U.S. GAAP compared to amortized cost generally for statutory reporting. Because the investment portfolio is in an unrealized gain position, the asset values are higher for meeting policyholder benefits than reported in the statutory balance sheet where investments are reported at amortized cost.

For the second quarter ended April 1, 2012, HGI continued to have a strong financial position to support its business strategy.  At April 1, 2012, HGI held approximately $470 million in cash and short-term securities. HGI reported a consolidated net loss attributable to common and participating preferred stockholders of ($3.9 million) or ($0.02) per common share compared to a consolidated net loss attributable to common and participating preferred stockholders of ($62 million) or ($0.45) per common share in the same period of Fiscal 2011. Consolidated operating income of $96 million in the second quarter of Fiscal 2012 grew substantially compared to the operating income of $22 million in the same period of Fiscal 2011 as a result of higher sales and operating income at Consumer Products and the initial contribution from the Insurance segment.

The non-cash accretion rate on HGI’s preferred stock is determined based on the value of HGI’s net assets (the “Preferred Stock NAV”) as calculated in accordance with the terms of the certificates of designation of HGI’s preferred stock. The non-cash accretion rate on HGI’s preferred stock reduced from 4% for the second fiscal quarter to 2% commencing in the third fiscal quarter due to an increase in Preferred Stock NAV. The accretion rate is calculated as of September 30 and March 31 of each year, and is set for six months after the date of calculation. The Preferred Stock NAV as of March 31, 2012, calculated in accordance with the certificates of designation, was approximately $1.1 billion. This calculation will result in a quarterly non-cash accretion at an annualized rate of 2% for the remainder of Fiscal 2012, although it could increase to 4% or decrease to 0% in subsequent periods based upon changes in the Preferred Stock NAV.

For more information on HGI’s Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands’ second quarter earnings announcement, by visiting Spectrum Brands’ website: http://www.spectrumbrands.com/

About Harbinger Group Inc.

Harbinger Group Inc. ("HGI"; NYSE: HRG) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI’s intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.

About Spectrum Brands Holdings, Inc.

On January 7, 2011, HGI completed the first step of its business strategy with the acquisition of Spectrum Brands Holdings, Inc. (NYSE: SPB). Spectrum Brands continues as a stand-alone company with its common stock traded on the New York Stock Exchange.  Spectrum Brands,  a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®.  Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 120 countries.  With nearly 6,000 employees in 43 countries, Spectrum Brands generated net sales of approximately $3.2 billion in Fiscal 2011. For more information, visit: www.spectrumbrands.com.

About Fidelity & Guaranty Life

On April 6, 2011, HGI completed the acquisition of the U.S. annuity and life insurance business of Old Mutual. Under new ownership, the companies have adopted a new corporate identity, Fidelity & Guaranty Life, as well as new insurance company names: Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York. Headquartered in Baltimore, MD, the company focuses its efforts on serving middle market consumers seeking the safety, protection and income features of secure life insurance and annuity products. Products are distributed through Fidelity & Guaranty Life’s established, independent network of master general agents. Fidelity & Guaranty Life has approximately $17.0 billion of cash and investment assets under management as of April 1, 2012. For more information on Fidelity & Guaranty Life, visit: https://home.fglife.com.

Forward Looking Statements

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Some of the statements contained in the Press Release may be forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such forward-looking statements. These statements and other forward-looking statements made from time-to-time by HGI and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of HGI, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that HGI may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of HGI and those factors listed under the caption "Risk Factors" in HGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Non-U.S. GAAP Measures

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Spectrum Brands Holdings, Inc. (“Spectrum Brands”) uses adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-U.S. GAAP financial measure. Management believes that adjusted EBITDA is significant to gaining an understanding of Spectrum Brands’ results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining Spectrum Brands’ debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  See Table 3 for a reconciliation of Adjusted EBITDA to the Consumer Products segment’s operating income.   Fidelity & Guaranty Life (“FGL”) uses adjusted operating income, a non-U.S. GAAP financial measure frequently used throughout the insurance industry. Management believes the adjustments made to reported operating income (loss) of the insurance segment in order to derive adjusted operating income (loss) are significant to gaining an understanding of FGL’s results of operations. For example, FGL could have strong operating results in a given period, yet show operating income that is materially less, if during the period the fair value of its derivative assets hedging the Fixed Index Annuity (“FIA”) index credit obligations decrease due to general equity market conditions but the FIA liability related to the index credit obligation did not decrease in the same proportion as the derivative asset because of non-market factors related to the interest rate used to discount the FIA embedded derivative liability. Similarly, FGL could also have poor operating results yet show operating income that is materially greater, if during the period the fair value of the derivative assets increases but the FIA liability change is less than the fair value change of the derivative assets. FGL hedges its FIA index credits with a combination of static and dynamic strategies, which can result in earnings volatility. The management and board of directors of FGL review adjusted operating income (loss) and reported operating income (loss) as part of their examination of FGL’s overall financial results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on such operating income (loss). Accordingly, the management and board of directors of FGL perform an independent review and analysis of these items, as part of their review of FGL’s hedging results each period. See Table 4 for a reconciliation of adjusted operating income to the Insurance segment’s operating income.  Management provides the aforementioned information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

Table 1:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011
	(Unaudited)		(Unaudited)
Revenues:
Consumer Products and Other:
Net sales	$746,285	$693,885	$1,595,056	$1,554,952
Insurance and Financial Services:
Premiums	13,313	-	30,126	-
Net investment income	172,971	-	359,760	-
Net investment gains	163,578	-	267,522	-
Insurance and investment product fees and other	9,507	-	19,239	-
	359,369	-	676,647	-
Total revenues	1,105,654	693,885	2,271,703	1,554,952
Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	486,254	438,446	1,050,999	1,000,274
Selling, general and administrative expenses	219,697	233,010	428,416	467,554
	705,951	671,456	1,479,415	1,467,828
Insurance and Financial Services:
Benefits and other changes in policy reserves	241,838	-	418,712	-
Acquisition and operating expenses, net of deferrals	18,955	-	80,753	-
Amortization of intangibles	43,017	-	85,099	-
	303,810	-	584,564	-
Total operating costs and expenses	1,009,761	671,456	2,063,979	1,467,828
Operating income	95,893	22,429	207,724	87,124
Interest expense	(84,065)	(82,690)	(139,970)	(140,747)
Other income (expense), net	4,884	616	34,029	(37)
Income (loss) from continuing operations before income taxes	16,712	(59,645)	101,783	(53,660)
Income tax expense	16,902	25,140	56,460	60,186
Net income (loss)	(190)	(84,785)	45,323	(113,846)
Less: Net loss attributable to noncontrolling interest	(12,210)	(22,835)	(6,160)	(31,826)
Net income (loss) attributable to controlling interest	12,020	(61,950)	51,483	(82,020)
Less: Preferred stock dividends and accretion	15,875	-	31,579	-
Net income (loss) attributable to common and
participating preferred stockholders	$(3,855)	$(61,950)	$19,904	$(82,020)

Net income (loss) per common share attributable
to controlling interest:
Basic	$(0.02)	$(0.45)	$0.10	$(0.59)
Diluted	$(0.02)	$(0.45)	$0.10	$(0.59)

Table 2:

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 1,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$303,438	$321,352
Short-term investments	218,734	350,638
Receivables, net	456,367	394,283
Inventories, net	551,033	434,630
Prepaid expenses and other current assets	101,904	143,654
Total current assets	1,631,476	1,644,557
Properties, net	208,204	206,799
Goodwill	696,770	610,338
Intangibles, net	1,755,004	1,683,909
Deferred charges and other assets	102,983	97,324
	4,394,437	4,242,927
Insurance and Financial Services:
Investments:
Fixed maturities, available-for-sale, at fair value	14,506,540	15,367,474
Equity securities, available-for-sale, at fair value	236,391	287,043
Derivative investments	186,547	52,335
Asset-backed loans and other invested assets	55,569	44,279
Total investments	14,985,047	15,751,131
Cash and cash equivalents	2,016,230	816,007
Accrued investment income	195,474	212,848
Reinsurance recoverable	2,288,741	1,612,036
Intangibles, net	438,635	457,167
Deferred tax assets	154,380	207,729
Other assets	62,050	291,043
	20,140,557	19,347,961
Total assets	$24,534,994	$23,590,888
LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$33,906	$16,090
Accounts payable	272,230	328,635
Accrued and other current liabilities	274,064	317,629
Total current liabilities	580,200	662,354
Long-term debt	2,345,610	2,032,690
Equity conversion feature of preferred stock	73,820	75,350
Employee benefit obligations	86,051	89,857
Deferred tax liabilities	378,698	338,679
Other liabilities	37,747	44,957
	3,502,126	3,243,887
Insurance and Financial Services:
Contractholder funds	15,172,168	14,549,970
Future policy benefits	3,589,912	3,598,208
Liability for policy and contract claims	54,311	56,650
Note payable	-	95,000
Other liabilities	513,777	381,597
	19,330,168	18,681,425
Total liabilities	22,832,294	21,925,312

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	307,733	292,437

Harbinger Group Inc. stockholders' equity:
Common stock	1,401	1,393
Additional paid-in capital	852,542	872,683
Accumulated deficit	(108,179)	(128,083)
Accumulated other comprehensive income	229,828	149,448
Total Harbinger Group Inc. stockholders' equity	975,592	895,441
Noncontrolling interest	419,375	477,698
Total permanent equity	1,394,967	1,373,139
Total liabilities and equity	$24,534,994	$23,590,888

Table 3:

Reconciliation of adjusted EBITDA of Consumer Products segment to U.S. GAAP operating income

	Three Months Ended		Six Months Ended
	April 1, 2012	April 3, 2011	April 1, 2012	April 3, 2011
Adjusted EBITDA - consumer products segment	$102	$93	$227	$216

Reconciliation to reported operating income:
Reported operating income - consumer products segment	$55	$47	$139	$116
Add: Other income (expense) not included above	2	-	-	-
Add back:
Restructuring and related charges	4	5	12	11
Acquisition and integration related charges	8	8	15	24
Depreciation and amortization, net of accelerated depreciation	33	33	61	65
Adjusted EBITDA - consumer products segment	$102	$93	$227	$216

Table 4:

Reconciliation of adjusted operating income (pre-tax) of Insurance segment to U.S. GAAP operating income

	Three Months Ended April 1, 2012	Six Months Ended April 1, 2012
Adjusted operating income of Insurance segment (pre-tax)	$14	$38

Reconciliation to reported operating income:
Reported operating income - insurance segment	$56	$93
Effect of investment (gains) losses, net of offsets	(36)	(55)
Effect of change in FIA embedded derivative discount rate, net of offsets	(10)	(7)
Effects of acquisition-related reinsurance	4	7
Adjusted operating income - pre-tax	$14	$38

Contact Information

Harbinger Group Inc., Tara Glenn, Investor Relations, 212-906-8560
investorrelations@harbingergroupinc.com

or

APCO Worldwide, Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com